UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
May 16, 2006

MECHANICAL TECHNOLOGY INCORPORATED
(Exact name of registrant as specified in its chapter)

NEW YORK	0-6890	14-1462255
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

431 NEW KARNER ROAD, ALBANY, NEW YORK 12205 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (518) 533-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 16, 2006, MTI MicroFuel Cells Inc. ("MTI Micro"), a majority-owned subsidiary of Mechanical Technology Incorporated ("MTI"), entered into an alliance agreement (the "Agreement") with Samsung Electronics Co., Ltd. ("Samsung") for MTI Micro and Samsung to evaluate MTI Micro's micro fuel cell technology for use with Samsung mobile phones and mobile phone-specific accessories. Samsung shall have the right at any time prior to the expiration of the Agreement to request that MTI Micro enter into a follow-on development and commercialization agreement and in the event of such request MTI Micro and Samsung are obligated to exclusively work to negotiate, complete and sign such an agreement on mutually acceptable terms on or before 45 days following the term of the Agreement; provided that neither party shall have any liability for the failure to complete and sign such an agreement.

The exclusivity provisions of the Agreement obligate each of MTI Micro and Samsung to not (i) conduct, participate in or sponsor, directly or indirectly, any activity directed to the research, development, manufacture or commercialization with any third party of (A) a fuel cell to power any mobile phone or mobile phone-specific accessory and/or (B) any mobile phone or mobile phone-specific accessory powered by a fuel cell; or (ii) appoint, license or otherwise authorize any third party to conduct activities directed to the areas described in the foregoing clauses (A) and (B) above. Furthermore, the Agreement prohibits MTI Micro from developing the Prototypes described below for any person other than Samsung for application within the areas described in clauses (A) and (B) above.

Under the Agreement, MTI Micro is obligated to deliver to Samsung (i) on or before October 31, 2006, two direct methanol fuel cell system prototypes meeting certain specifications set forth in the Agreement ("Proof of Concept Prototypes") and (ii) on or before April 30, 2007, two direct methanol fuel cell system prototypes meeting certain industrial design specifications set forth in the Agreement (the "Industrial Design Prototypes", and together with the Proof of Concept Prototypes, the "DMFC Prototypes"). Samsung is obligated, within thirty days of receipt of the applicable DMFC Prototypes, to perform acceptance testing to confirm that such DMFC Prototypes meet the applicable specifications. If such testing indicates that any DMFC Prototype delivered fails to conform to the applicable specifications, Samsung may reject such DMFC Prototypes and eventually, subject to a series of certain MTI Micro cure rights, terminate the Agreement.

In consideration of MTI Micro's supply of the DMFC Prototypes, Samsung is obligated to pay to MTI Micro One Million Dollars (U.S. $1,000,000.00) as follows:

(a) Seven Hundred Fifty Thousand Dollars (U.S. $750,000.00) within five business days of the effective date of the Agreement;

(b) One Hundred Twenty-Five Thousand Dollars (U.S. $125,000.00) within fifteen days of Samsung's receipt of the two Proof of Concept Prototypes; and

(c) One Hundred Twenty-Five Thousand Dollars (U.S. $125,000.00) within fifteen days of Samsung's receipt of the two (2) Industrial Design Prototypes.

The Agreement commences on May 16, 2006 and continues until two Industrial Design Prototypes are accepted by Samsung, but no later than July 31, 2007.

The Agreement sets forth the ownership rights of the parties with respect to intellectual property arising from each party's performance under the Agreement. Under the Agreement, (a) Samsung shall own all such intellectual property consisting of subject matter directed toward any mobile phone or mobile phone-specific accessory (but which is not directed to any fuel cell); (b) MTI Micro shall own all such intellectual property consisting of subject matter directed toward any fuel cell (including, without limitation, fuel cell electronics or power management, fuel cell system software controls, fuel, thermal management solutions or subject matter related to the balance of the plant of the fuel cell system) or fuel cell refill system or connection; and (c) with respect to all such intellectual property consisting of the interface between any mobile phone or mobile phone-specific accessory and any fuel cell (i) all right, title and interest to any invention or technology that is first conceived or reduced to practice solely by one party, without contribution from the other party, shall be owned solely by such party; and (ii) all right, title and interest to any invention or technology that is developed by both parties jointly, shall be "Jointly Owned" by the parties. Under the Agreement, "Jointly Owned" means, absent a definitive agreement to the contrary, each party is free to exploit and enforce the intellectual property and authorize others to do so, with no obligation to account to the other party, for profits or otherwise.

Under the Agreement, each party must indemnify and hold harmless the other party for losses arising from (i) any third party claim that any DMFC Prototype breaches any intellectual property right, and (ii) any third party claim resulting from gross negligence or intentional misconduct of the indemnifying party performed in carrying out activities under the Agreement.

This foregoing description of the terms of the Agreement is not complete and is qualified in its entirety by the terms and conditions of the Agreement itself, which MTI intends to file as an Exhibit to its Quarterly Report on Form 10-Q for the period ended June 30, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
MECHANICAL TECHNOLOGY INCORPORATED

Date: May 18, 2006	By: /S/ CYNTHIA A. SCHEUER Name: Cynthia A. Scheuer
Title: Vice President, Chief Financial Officer and Secretary